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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934

                               (Amendment No. )*


                                 Penederm, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  706867-10-8
                      --------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 706867-10-8                                         Page 2 of 13 Pages
                                     13G

1        NAME OF REPORTING PERSON
         S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

                  INVESCO PLC
                  No SS or IRS Identification Number

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  [ ]

                                                                    (b)  [X]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  England

                                            5        SOLE VOTING POWER
NUMBER OF SHARES                                              None
BENEFICIALLY OWNED
BY EACH REPORTING                           6        SHARED VOTING POWER
PERSON WITH                                                       0

                                            7        SOLE DISPOSITIVE POWER
                                                              None

                                            8        SHARED DISPOSITIVE POWER
                                                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      0.0%

12       TYPE OF REPORTING PERSON*
                  H.C.

                        *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 706867-10-8                                         Page 3 of 13 Pages
                                    13G

1        NAME OF REPORTING PERSON
         S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

                  INVESCO North American Group, Ltd.
                  No SS or IRS Identification Number

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]

                                                                  (b)  [X]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  England

                                            5        SOLE VOTING POWER
NUMBER OF SHARES                                              None
BENEFICIALLY OWNED
BY EACH REPORTING                           6        SHARED VOTING POWER
PERSON WITH                                                       0

                                            7        SOLE DISPOSITIVE POWER
                                                              None

                                            8        SHARED DISPOSITIVE POWER
                                                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      0.0%

12       TYPE OF REPORTING PERSON*
                  H.C.

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 706867-10-8                                         Page 4 of 13 Pages
                                       13G

1        NAME OF REPORTING PERSON
         S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

                  INVESCO, Inc.
                  IRS Identification Number 58-1995394

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  [ ]

                                                                   (b)  [X]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Delaware

                                            5        SOLE VOTING POWER
NUMBER OF SHARES                                              None
BENEFICIALLY OWNED
BY EACH REPORTING                           6        SHARED VOTING POWER
PERSON WITH                                                       0

                                            7        SOLE DISPOSITIVE POWER
                                                              None

                                            8        SHARED DISPOSITIVE POWER
                                                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      0.0%

12       TYPE OF REPORTING PERSON*
                  H.C.

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 706867-10-8                                         Page 5 of 13 Pages
                                    13G

1        NAME OF REPORTING PERSON
         S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

                  INVESCO North American Holdings, Inc.
                  IRS Identification Number 51-0264787

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)  [ ]

                                                                   (b)  [X]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Delaware

                                            5        SOLE VOTING POWER
NUMBER OF SHARES                                              None
BENEFICIALLY OWNED
BY EACH REPORTING                           6        SHARED VOTING POWER
PERSON WITH                                                       0

                                            7        SOLE DISPOSITIVE POWER
                                                              None

                                            8        SHARED DISPOSITIVE POWER
                                                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      0.0%

12       TYPE OF REPORTING PERSON*
                  H.C.

                        *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 706867-10-8                                         Page 6 of 13 Pages
                                     13G

1        NAME OF REPORTING PERSON
         S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

                  INVESCO Funds Group, Inc.
                  IRS Identification Number 84-0235630

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  [ ]

                                                                 (b)  [X]

3        SEC USE ONLY


4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Delaware

                                            5        SOLE VOTING POWER
NUMBER OF SHARES                                              None
BENEFICIALLY OWNED
BY EACH REPORTING                           6        SHARED VOTING POWER
PERSON WITH                                                       0

                                            7        SOLE DISPOSITIVE POWER
                                                              None

                                            8        SHARED DISPOSITIVE POWER
                                                                  0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      0.0%

12       TYPE OF REPORTING PERSON*
                  H.C.

                     *SEE INSTRUCTION BEFORE FILLING OUT

Schedule 13G                                                  Page 7 of 13 Pages


Item 1 (a)        Name of Issuer:

                           Penederm, Inc.

Item 1 (b)        Address of Issuer's Principal Executive Offices:

                           320 Lakeside Dr.
                           Foster City, CA  94404-1146

Item 2 (a)        Name of Person filing:

                           INVESCO PLC

Item 2 (b)        Address of Principal Office:

                           11 Devonshire Square
                           London EC2M 4YR
                           England

Item 2 (c)        Citizenship:

                           Organized under the laws of England

Item 2 (d)        Title of Class of Securities:

                           Common Stock

Item 2 (e)        Cusip Number:   706867-10-8


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

(a)      ( )      Broker or Dealer registered under Section 15 of the Act.
(b)      ( )      Bank as defined in Section 3(a)(6) of the Act.
(c)      ( )      Insurance Company as defined in Sec. 3(a)(19) of the Act.
(d)      ( )      Investment Company registered under Section 8 of the
                  Investment Company Act.
(e)      ( )      Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940.
(f)      ( )      Employee Benefit Plan, Pension Fund which is subject to
                  provisions of Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Sec. 240.13d-1(b)(1)(ii)(F).
(g)      (X)      Parent Holding Company in accordance with Section
                  240.13d-1(b)(ii)(G).  (Note:  see Item 7)
(h)      ( )      Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

Schedule 13G                                                  Page 8 of 13 Pages


Item 4            Ownership:

                  *The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

                  The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

Item 5            Ownership of five percent or less of a class.

                  If this statement is being filed to report that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6 Ownership of more than five percent on behalf of another person.

                  The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

Item 7 Identification and classification of the subsidiaries which acquired the security being reported on by the Parent Holding
                  Company:

                   X       INVESCO North American Group, Ltd. - holding
                  ---      company in accordance with Rule 13d-1(b)(ii)(G).
                   X       INVESCO, Inc. - holding company also in
                  ---      accordance with Rule 13d-1(b)(ii)(G).
                   X       INVESCO North American Holdings, Inc. - holding
                  ---      company also in accordance with Rule 13d-1(b)(ii)(G).
                           INVESCO Capital Management, Inc. -
                  ---      investment adviser  registered under Section 203 of
                           the Investment Advisers Act of 1940.
                   X       INVESCO Funds Group, Inc. - investment adviser
                  ---      registered under Section 203 of the Investment
                           Advisers Act of 1940.

Schedule 13G                                                  Page 9 of 13 Pages


                           INVESCO Management & Research -
                  --- investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
                           INVESCO Asset Management Limited -
                  --- investment adviser organized under the laws of England.

                  Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

Item 8            Identification and Classification of Members of a Group.

                           Not applicable.

Item 9            Notice of Dissolution of Group.

                           Not applicable.

Schedule 13G                                                 Page 10 of 13 Pages


Item 10  Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997
---------------------------------
Date


/s/ Michael S. Perman
---------------------------------
Michael S. Perman, as Company
Secretary for each of INVESCO PLC
and INVESCO North American Group, Ltd.

Schedule 13G                                                 Page 11 of 13 Pages


Item 10  Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997
---------------------------------
Date


/s/ Deborah Lamb
---------------------------------
Deborah Lamb, Assistant Secretary
INVESCO, Inc.

Schedule 13G                                                 Page 12 of 13 Pages


Item 10  Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997
---------------------------------
Date


/s/ Frank Keeler
---------------------------------
Frank Keeler, Secretary
INVESCO North American Holdings, Inc.

Schedule 13G                                                 Page 13 of 13 Pages


Item 10  Certification:

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997
---------------------------------
Date


/s/ Glen A. Payne
---------------------------------
Glen A. Payne, Secretary
INVESCO Funds Group, Inc.